Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile 724-422-7844

ALCOA TO TENDER ITS ELKEM SHARES FOR SIGNIFICANT GAIN

Company to Take 1st Quarter 2005 Restructuring Charges

New York, NY – March 22, 2005 – Alcoa today announced it will accept the offer to tender its 46.5 percent stake in Elkem ASA to Orkla ASA for a total of approximately $US 870 million in cash and an after-tax gain of approximately $180 million. Settlement of the transaction is expected to occur on April 5, 2005.

Following the completion of this transaction Alcoa will continue to hold a 50% stake in two aluminum smelters in Lista and Mosjoen, Norway with a combined production capacity of 282,000 metric tons per year.

In January, Orkla increased its holdings in Elkem to a 50.03 percent stake and subsequently launched a mandatory offer to buy all remaining shares for 236 Norwegian Kroner (NOK) each. Alcoa began purchasing shares in Elkem ASA in 1998 and its average cost base is NOK 132. Alcoa had previously made mandatory tender offers for the outstanding shares of Elkem on January 9, 2002 for 155 NOK and October 2, 2002 for 175 NOK.

The company remains committed to its existing Norway operations which include an automotive castings business in Lista serving European car-makers, in addition to the Norwegian smelters and a new jointly owned anode plant which is under development that will serve the Norwegian smelters and Alcoa’s greenfield Icelandic smelter which is scheduled to begin production in 2007.

“We consider Elkem a well-run company with good prospects,” said Alain Belda, Alcoa Chairman and CEO. “However, we see no point in remaining a minority partner. We prefer to manage our assets, and this offer gives our shareholders a very strong return on our investment in the company and allows us to use the cash more effectively on other projects with better returns.”

Per the terms of the offer, proceeds are expected to be received in the second quarter 2005. A gain of $230 million will be recognized in the second quarter upon settlement of the transaction, and a $50 million loss related to a $43 million tax impact on previously undistributed equity earnings and $7 million in other transaction costs will be recognized in the first quarter.

Alcoa will use the proceeds of the sale to pay down debt, fund its upstream capital expansions and for certain restructuring expenses of its existing operations.

First Quarter 2005 Restructuring

In January, the company said it was exploring streamlining its operations as a result of the company’s new global business structure, designed to better serve customers and optimize efficiency. The company had anticipated that restructuring activities and plans would be finalized during the first half of the year.

For the first quarter, based on the specific plans identified to date in certain North American, European, and South American locations, the company expects to incur after-tax restructuring charges of between $20 and $25 million.

These plans call for the reduction of approximately 2,000 positions and will be completed over the next twelve months. The company anticipates annualized savings of approximately $45 million associated with these charges.

For the second quarter, additional charges are contemplated as further restructuring initiatives are solidified. The company currently expects that these restructuring activity charges will be less than the net after-tax effect of the Elkem transaction. The restructuring does not affect the company’s recently acquired facilities in Samara and Belaya Kalitva in the Russian Federation.

“The elimination of jobs is always a difficult decision and one that is not taken lightly, but in order to put our company in the best competitive position and properly serve our global customers, they are necessary,” said Belda. “We will implement these initiatives in a careful and considerate manner consistent with our Values, and treat individuals with respect and dignity as we go through this inevitable process.”

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

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